EXHIBIT 99(A)(5)

                           OFFER TO PURCHASE FOR CASH
                          ALL OUTSTANDING COMMON UNITS
                                       OF
                         U.S. TIMBERLANDS COMPANY, L.P.
                                       AT
                              $3.00 PER COMMON UNIT
                                       BY
                      U.S. TIMBERLANDS ACQUISITION CO., LLC
                          A WHOLLY-OWNED SUBSIDIARY OF
                      U.S. TIMBERLANDS HOLDINGS GROUP, LLC

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      THE OFFER AND WITHDRAWAL  RIGHTS WILL EXPIRE AT 12:00  MIDNIGHT,  NEW YORK
CITY TIME, ON MONDAY, JANUARY 6, 2003, UNLESS THE OFFER IS EXTENDED. COMMON UNITS WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
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                                                               November 15, 2002

To Our Clients:

      Enclosed for your consideration are the Offer to Purchase dated November 15, 2002 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by U.S. Timberlands Acquisition Co., LLC (the "Buyer"), a Delaware limited liability company and wholly-owned subsidiary of U.S. Timberlands Holdings Group, LLC ("Holdings"), a Delaware limited liability company, to purchase for cash all of the outstanding common units (the "Common Units"), of U.S. Timberlands Company, L.P., a Delaware limited partnership (the "Company").

      We are (or our nominee is) the holder of record of Common Units held for your account. A tender of such Common Units can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Common Units held by us for your account.

      We request instructions as to whether you wish us to tender any or all of the Common Units held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

      Your attention is invited to the following:

            1. The offer price is $3.00 per Common Unit, net to you in cash without interest (the "Offer Price").

            2. The Offer is being made for all of the outstanding Common Units not already beneficially owned by Holdings, the Buyer, the General Partner (as defined below) and their affiliates.

            3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 16, 2002, by and among Holdings, the Buyer and the Company (the "Merger Agreement"). The Merger Agreement provides that the Buyer will be merged with and into the Company after the completion of the Offer (the "Merger"). As a result, each Common Unit and Subordinated Unit issued and outstanding immediately prior to the Merger (other than Common Units held by Holdings, the Buyer, the General Partner and their affiliates) will be converted into the right to receive the Merger Consideration.

            4. The board of directors of the Company's general partner, U.S. Timberlands Services Company, L.L.C. (the "General Partner"), after receiving the recommendation of a special committee of independent directors which received an opinion from an investment banking firm, has unanimously approved the Offer, and determined that the Offer is fair and reasonable to, and in the best interest of, the Common Unit holders of the Company and recommends that Common Unit holders tender their Common Units pursuant to the Offer.

            5. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Monday January 6, 2003, unless the Offer is extended.

            6. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in "THE OFFER: TERMS OF THE OFFER" of the Offer to Purchase) at least 3,281,739 Common Units. The offer is also subject to the other conditions set forth in the Offer to Purchase.

            7. Any transfer taxes applicable to the sale of Common Units to the Buyer pursuant to the Offer will be paid by the Buyer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

      Except as disclosed in the Offer to Purchase, the Buyer is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Buyer by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      If you wish to have us tender any or all of your Common Units, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Common Units, all such Common Units will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                          ALL OUTSTANDING COMMON UNITS
                                       OF
                         U.S. TIMBERLANDS COMPANY, L.P.
                                       BY
                     U.S. TIMBERLANDS ACQUISITION CO., LLC
                          A WHOLLY-OWNED SUBSIDIARY OF
                      U.S. TIMBERLANDS HOLDINGS GROUP, LLC

      The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 15, 2002 and the related Letter of Transmittal in connection with the Offer by U.S. Timberlands Acquisition Co., LLC, a Delaware limited liability company and wholly-owned subsidiary of U.S. Timberlands Holdings Group, LLC, a Delaware limited liability company, to purchase all of the outstanding common units (the "Common Units") of U.S.
Timberlands Company, L.P., a Delaware limited partnership not owned by, Holdings, the offeror, the General Partner and their affiliates.

      This will instruct you to tender the number of Common Units indicated below (or if no number is indicated below, all Common Units) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

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Number of Common Units to be Tendered:* ________________________________________

Dated: ________________________, 2002

Sign Here:

________________________________________________________________________________
                                  Signature(s)

________________________________________________________________________________
                          Please Type or Print Name(s)

Please Type or Print Address:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Area Code and Telephone No.: ( )________________________________________________

Taxpayer Identification or Social Security Number: _____________________________
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*     Unless otherwise indicated,  it will be assumed that all Common Units held by us for your account ate to be tendered.